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FOR IMMEDIATE RELEASE                      CONTACT:  Dave Franson
---------------------                                Mooney Public Relations
September 26, 2006                                   Cell 316.641.6766
                                                     dfranson1@cox.net




                        MOONEY AIRPLANE COMPANY ANNOUNCES
                                MANAGEMENT CHANGE

Kerrville, Texas--Mooney Aerospace Group, Ltd. (OTC BB: MNYG.ob) today announced that Gretchen L. Jahn has resigned as CEO of Mooney Airplane Company, Inc. and president of the parent company, Mooney Aerospace Group, Ltd., to pursue other opportunities. Ms. Jahn's resignation, which will be effective October 1st, 2006, was accepted by the board on Tuesday, September 26th, 2006. Ms. Jahn will remain with Mooney as an advisor to oversee the Acclaim certification.

During Ms. Jahn's tenure as CEO, she led Mooney's return to prominence among general aviation airframe manufacturers. "I have a passion for getting companies up and running. It has been exciting to participate in this process at Mooney," said Ms. Jahn. "We have accomplished many goals over my two years here, including increasing deliveries from 36 deliveries in 2004 to 85 deliveries in 2005, dramatically increasing brand recognition and order backlog, revitalizing customer support, and introducing two new aircraft earlier this year," she added. In April, the company unveiled the world's fastest single piston engine airplane, the turbo-normalized Acclaim, which has a maximum cruise speed of 237 knots. Less than 60 days later, Mooney also announced the Ovation3, a 310 horsepower variant of its popular M20 design that is the fastest in its class, as well.

"Gretchen has made a significant contribution to Mooney's revitalization and we wish her well," said Steven E. Karol, chairman of the board for Mooney Aerospace Group, Ltd.

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About Mooney Airplane Company

Mooney Airplane Company, located in Kerrville, Texas, is a wholly-owned subsidiary of Mooney Aerospace Group, Ltd., a general aviation holding company that is publicly traded under symbol (OTC BB: MNYG.ob). Mooney Airplane Company currently sells three models of the M20, the high performance, four-place single-engine piston-powered aircraft. Since its inception in 1946, the company has manufactured and delivered more than 11,000 aircraft worldwide. Today, 7,000 customers in the United States and 1,000 more overseas fly these proven, high-performance airplanes. For more information, visit www.mooney.com.


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Company's products, general acceptance of the Company's products and
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Company's SEC reports and filings.